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                                                                   EXHIBIT 21.01

                           SOUTHWEST GAS CORPORATION
                     LIST OF SUBSIDIARIES OF THE REGISTRANT
                              AT DECEMBER 31, 1997

                                            STATE OF INCORPORATION
            SUBSIDIARY NAME                  OR ORGANIZATION TYPE
            ---------------                 ----------------------
LNG Energy, Inc.                                    Nevada
Paiute Pipeline Company                             Nevada
Northern Pipeline Construction Co.                  Nevada
Southwest Gas Transmission Company            Partnership between
                                           Southwest Gas Corporation
                                          and Utility Financial Corp.
Southwest Gas Capital I                            Delaware
Utility Financial Corp.                             Nevada